EXHIBIT 99

     (Franklin Financial Services Corporation Letterhead)

                        PRESS RELEASE


For Immediate Release    Contract:
                         William E. Snell, Jr., President
                         Franklin Financial Services Corporation
                         (717) 264-6116

     CHAMBERSBURG, PENNSYLVANIA, March 7, 2002 - Franklin Financial Services Corporation, the parent bank holding company of Farmers and Merchants Trust Company of Chambersburg, today announced that its Board of Directors has authorized the repurchase of up to 50,000 shares of its $1.00 par value common stock, representing approximately 1.85% of such shares now issued and outstanding. The repurchases are authorized to be made from time to time during the next 12 months in open market or privately negotiated transactions.

     Franklin Financial has repurchased approximately 62,500 shares of its common stock during the past 12 months under a repurchase program authorized by the Board of Directors last year. According to President and Chief Executive Officer William E. Snell, Jr., the repurchased shares will be held as treasury shares available for issuance in connection with future stock dividends and stock splits, employee benefit plans, executive compensation plans, the Dividend Reinvestment Plan, and other appropriate corporate purposes.

     Franklin Financial Services Corporation is a Chambersburg,
Pennsylvania based bank holding company with assets of approximately $500 million. Its wholly-owned subsidiary, Farmers and Merchants Trust Company of Chambersburg, is an independent community bank which operates 11 banking offices in Franklin and Cumberland Counties, Pennsylvania.